Exhibit 10.26

FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS FIRST AMENDMENT TO SET JET, INC. CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made as of the 27th day of September 2023, by Set Jet, Inc. a Nevada corporation (the “Company”) and SJ Fund, LLC (“Investor”).

WHEREAS, the Company is the maker of that certain Convertible Promissory Note dated as of September 21, 2022, in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (as amended, restated, supplemented or modified from time to time, the “Note”), in favor of Investor;

WHEREAS, since the date the Note was issued, the Company has entered into that certain Amended and Restated Merger Agreement dated August 16, 2023, by and among the Company, Revelstone Capital Acquisition Corp., Revelstone Capital Merger Sub, Inc. and Thomas P. Smith, as the Securityholder Representative (as amended, restated, supplemented or modified from time to time, the “Merger Agreement”);

WHEREAS, the Investor entered into a Subordination of Convertible Promissory Note in favor of Fortress Financial, LLC dated February 22, 2023;

WHEREAS, the Company and Investor entered into a waiver letter agreement dated July 18, 2023;

WHEREAS, the Company and Investor desire to modify the Note in order to provide for the conversion of the Outstanding Balance after the Closing of the Merger Agreement into shares of Parent Common Stock to be issued as per this Amendment; and

WHEREAS, capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Note first and if not therein defined, then in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Investor hereby agree as follows:

1. Amendments to Note.

(a) Sections 5(a) and (b) of the Note are hereby amended and restated in their entirety to read as follows:

(a)	Investor Conversion Option.

(i) Prior to the Closing Date. At any time on or prior to the Closing Date, Investor, in its sole discretion, may convert the outstanding Principal Balance, together with all accrued interest under this Note (collectively, the “Outstanding Balance”), into shares of Common Stock. Upon such conversion, the Outstanding Balance shall convert into a number of shares of Common Stock equal to (1) 50,000 (fifty thousand) times (2) the quotient obtained by dividing (w) the Outstanding Balance by (x) the Conversion Price, rounded to the nearest whole share of Common Stock (see Section 5(c) below regarding payment to Investor in the event the number of shares of Common Stock is rounded down), and (ii) the Company shall, as soon as practicable thereafter, issue and deliver to Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion including a check payable to Investor for any cash amounts payable as described in Section 5(c).

(ii) On or After the Closing Date. At any time on or after the Closing Date and to the later of the Maturity Date or while any amount of this Note remains unpaid, Investor, in its sole discretion, may convert the outstanding Principal Balance, together with all accrued interest under this Note (collectively, the “Outstanding Balance”), into shares of Parent Common Stock. Upon such conversion, the Outstanding Balance shall convert into a number of shares of Parent Common Stock calculated as if such Outstanding Balance was first converted into shares of Common Stock at the Effective Time (as defined in the Merger Agreement), and then such shares of Common Stock are exchanged for and otherwise converted into a number of shares of Parent Common Stock calculated based on the Closing Per Share Merger Consideration (as defined in the Merger Agreement). The number of shares of Common Stock that would be assumed to have been received by Investor at the time of such conversion would be calculated as follows: (1) 50,000 (fifty thousand) times (2) the quotient obtained by dividing (w) the Outstanding Balance by (x) the Conversion Price, rounded to the nearest whole share of Common Stock (see Section 5(c) below regarding payment to Investor in the event the number of shares of Common Stock is rounded down). Parent shall, as soon as practicable thereafter, issue and deliver to Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion including a check payable to Investor for any cash amounts payable as described in Section 5(c).

(b)	Conversion Procedure.

(i) Prior to the Closing Date. Upon conversion of the Outstanding Balance at any time on or prior to the Closing Date, Investor hereby agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby Investor agrees to indemnify the Company from any loss incurred by it in connection with this Note) for cancellation; provided, however, that upon satisfaction of the conditions set forth in this Section 5, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth herein.

(iii) On or After the Closing Date. Upon conversion of the Outstanding Balance at any time on or after the Closing Date and to the later of the Maturity Date or while any amount of this Note remains unpaid, Investor hereby agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Parent whereby Investor agrees to indemnify the Company and Parent from any loss incurred by it in connection with this Note) for cancellation; provided, however, that upon satisfaction of the conditions set forth in this Section 5, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth herein.

(c)	Fractional Shares; Interest; Effect of Conversion.

(i) Prior to the Closing Date. No fractional shares of Company Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, in the event the number of shares of common stock of the Company is rounded down upon conversion pursuant to Section 5(a), the Company shall pay to Investor an amount equal to the product obtained by multiplying the fraction of a Unit not issued pursuant to the previous sentence by the Conversion Price. In the event the number of shares of common stock of the Company is rounded down upon conversion pursuant to Section 5(a), Investor may, at Investor’s sole option and discretion, provide Company with additional funds necessary to round up to the nearest full share of Common Stock at the Conversion Price. Upon conversion of this Note in full and the payment of the amounts specified in this Section, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(j) On or After the Closing Date. No fractional shares of Parent Common Stock, shall be issued nor any payment therefor shall be paid, upon the conversion of this Note, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Upon conversion of this Note in full and the payment of the amounts specified in this Section, the Company and Parent shall be forever released from all their obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to Parent for cancellation.

(b) Sections 7 of the Note is hereby amended and restated in its entirety to read “Reserved.”

(c) Section 8 of the Note is hereby amended to delete in its entirety the definition of “Change of Control.”

2. Reaffirmation of Note. The Company hereby (a) reaffirms, ratifies, confirms, and acknowledges its obligations under the Note and agrees to continue to be bound thereby and perform thereunder, and (b) agrees and acknowledges that the Note and all of the Company’s obligations thereunder are and remain in full force and effect and, except as described herein, have not been amended, supplemented, modified or terminated.

3. Ratification and Incorporation by Reference. All of the terms, provisions and conditions of the Note, as modified hereby, are hereby ratified and confirmed in all respects by the Company. This Amendment shall be deemed to form a part of the Note and, except as specifically modified hereby, the terms of the Note shall remain in full force and effect unaffected and unchanged by reason of this Amendment.

4. Amendment Controlling. In the event of any conflict between the terms of the Note, on the one hand, and the provisions of this Amendment on the other hand, the terms of this Amendment shall control.

5. No Impairment. This Amendment shall not prejudice any present or future rights, remedies, benefits or powers belonging or accruing to Investor under the terms of the Note, as modified hereby. No right, power or remedy conferred upon or reserved to or by Investor in this Amendment is intended to be exclusive of any other right, power or remedy conferred upon or reserved to or by Investor under this Amendment, the Note, or at law. Each and every remedy shall be cumulative and concurrent, and shall be in addition to each and every other right, power and remedy given under this Amendment, the Note, or now or subsequently existing at law.

6. Further Assurances. Each party shall, and shall cause their affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

7. Governing Law. This Amendment shall be construed according to the laws of the State of Delaware.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Investor have executed this Amendment as of the day and year first written above.

COMPANY:

SET JET, INC.

By:	/s/ Thomas P. Smith
Name:	Thomas P. Smith
Title:	President and Chief Executive Officer

INVESTOR:

SJ FUND, LLC

By:	/s/ William R. Smith, III
Name:	William R. Smith, III
Title:	Manager

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